Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700
— News Release —

CALGON CARBON ANNOUNCES CONSOLIDATION OF OPERATIONS

PITTSBURGH, PA – January 10, 2006 – Calgon Carbon Corporation (NYSE:CCC) announced the relocation of its industrial reactivation operation and the processing of certain specialty activated carbons from its Columbus, Ohio facility to its Big Sandy plant in Catlettsburg, Kentucky. The company also announced the temporary idling of its reactivation facility in Blue Lake, California. The changes are being implemented to reduce operating costs.

The Columbus facility will continue to provide custom reactivation services and certain coconut-based activated carbon products. Calgon Carbon is conducting an impairment evaluation of the Blue Lake facility, which can be brought on line as future demand warrants.

Commenting on the announcement, John S. Stanik, Calgon Carbon’s president and chief executive officer, said, “The consolidation of operations and associated strategic change to our service business is consistent with our re-engineering plan to optimize asset utilization, and should reduce operating costs by approximately $2 million.”

He added, “The changes will have no impact on our customers. We will continue to provide high quality, cost-competitive reactivation services from our Neville Island, Pennsylvania and Catlettsburg, Kentucky reactivation facilities to customers throughout North America.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.